                                                                EXHIBIT 10.22

================================================================================

                                    FORM OF

                               CREDIT AGREEMENT

                                    for the

                       364 DAY REVOLVING CREDIT FACILITY

                                  dated as of

                                 July __, 2002

                                     among

                          MEDCO HEALTH SOLUTIONS, INC.,

                           THE LENDERS PARTY HERETO

                                      and

                              JPMORGAN CHASE BANK,
                            as Administrative Agent

                          ---------------------------

                          J.P. MORGAN SECURITIES INC.,
                        GOLDMAN SACHS CREDIT PARTNERS L.P.
                          and SALOMON SMITH BARNEY INC.
                 as Joint Lead Arrangers and Joint Bookrunners

                          ---------------------------

                        GOLDMAN SACHS CREDIT PARTNERS L.P.
                                and CITIBANK, N.A.
                             as Co-Syndication Agents

                          ---------------------------

               CREDIT SUISSE FIRST BOSTON, Cayman Islands Branch
                       and DEUTSCHE BANK SECURITIES INC.
                          as Co-Documentation Agents

================================================================================

                               TABLE OF CONTENTS

                                                                           Page
                                                                           -----

                                  ARTICLE I

                                 Definitions

SECTION 1.01.    Defined Terms................................................1
SECTION 1.02.    Classification of Loans and Borrowings......................16
SECTION 1.03.    Terms Generally.............................................16
SECTION 1.04.    Accounting Terms; GAAP......................................16

                                 ARTICLE II

                                The Credits

SECTION 2.01.    Commitments.................................................17
SECTION 2.02.    Loans and Borrowings........................................17
SECTION 2.03.    Requests for Borrowings.....................................17
SECTION 2.04.    Funding of Borrowings.......................................18
SECTION 2.05.    Interest Elections..........................................18
SECTION 2.06.    Termination and Reduction of Commitments....................20
SECTION 2.07.    Repayment of Loans; Evidence of Debt........................21
SECTION 2.08.    Mandatory Prepayment of Loans...............................21
SECTION 2.09.    Fees........................................................22
SECTION 2.10.    Interest....................................................22
SECTION 2.11.    Alternate Rate of Interest..................................23
SECTION 2.12.    Increased Costs.............................................24
SECTION 2.13.    Break Funding Payments......................................25
SECTION 2.14.    Taxes.......................................................25
SECTION 2.15.    Payments Generally; Pro Rata Treatment; Sharing of
                    Set-offs.................................................27
SECTION 2.16.    Mitigation Obligations; Replacement of Lenders..............28

                               ARTICLE III

                        Representations and Warranties

SECTION 3.01.    Organization; Powers........................................29
SECTION 3.02.    Authorization; Enforceability...............................29
SECTION 3.03.    Governmental Approvals; No Conflicts........................29
SECTION 3.04.    Financial Condition; No Material Adverse Change.............30
SECTION 3.05.    Properties; Insurance.......................................31
SECTION 3.06.    Litigation and Environmental Matters........................31
SECTION 3.07.    Compliance with Laws and Agreements.........................31
SECTION 3.08.    Investment and Holding Company Status.......................32
SECTION 3.09.    Taxes.......................................................32
SECTION 3.10.    ERISA.......................................................32
SECTION 3.11.    Employee Matters............................................32

SECTION 3.12.    IPO and Notes Offering......................................32
SECTION 3.13.    Margin Regulations..........................................33
SECTION 3.14.    Certain Fees................................................33
SECTION 3.15.    Solvency....................................................33
SECTION 3.16.    No Burdensome Restrictions..................................33
SECTION 3.17.    Disclosure..................................................33

                                ARTICLE IV

                                Conditions

SECTION 4.01.    Initial Funding Date........................................34
SECTION 4.02.    Each Credit Event...........................................35

                                ARTICLE V

                         Affirmative Covenants

SECTION 5.01.    Financial Statements; Ratings Change and Other
                    Information..............................................36
SECTION 5.02.    Notices of Material Events..................................37
SECTION 5.03.    Existence; Conduct of Business..............................38
SECTION 5.04.    Payment of Obligations......................................38
SECTION 5.05.    Maintenance of Properties; Insurance........................38
SECTION 5.06.    Books and Records; Inspection Rights........................38
SECTION 5.07.    Compliance with Laws and Agreements.........................39
SECTION 5.08.    Use of Proceeds.............................................39
SECTION 5.09.    Other Agreements............................................39

                               ARTICLE VI

               Negative Covenants and Financial Covenants

SECTION 6.01.    Indebtedness................................................39
SECTION 6.02.    Liens.......................................................40
SECTION 6.03.    Fundamental Changes.........................................42
SECTION 6.04.    Investments, Loans, Advances, Guarantees and
                    Acquisitions.............................................42
SECTION 6.05.    Swap Agreements.............................................44
SECTION 6.06.    Restricted Payments.........................................44
SECTION 6.07.    Transactions with Affiliates................................44
SECTION 6.08.    Restrictive Agreements......................................45
SECTION 6.09.    Amendments to or Prepayments or Redemptions of
                    Indebtedness.............................................45
SECTION 6.10.    Financial Covenants.........................................45

                              ARTICLE VII

                           Events of Default

                              ARTICLE VIII

                        The Administrative Agent

                               ARTICLE IX

                              Miscellaneous

SECTION 9.01.    Notices.....................................................52
SECTION 9.02.    Waivers; Amendments.........................................52
SECTION 9.03.    Expenses; Indemnity; Damage Waiver..........................53
SECTION 9.04.    Successors and Assigns......................................55
SECTION 9.05.    Survival....................................................58
SECTION 9.06.    Counterparts; Integration; Effectiveness....................58
SECTION 9.07.    Severability................................................58
SECTION 9.08.    Right of Setoff.............................................58
SECTION 9.09.    Governing Law; Jurisdiction; Consent to Service of
                    Process..................................................58
SECTION 9.10.    WAIVER OF JURY TRIAL........................................59
SECTION 9.11.    Headings....................................................59
SECTION 9.12.    Confidentiality.............................................59
SECTION 9.13.    Interest Rate Limitation....................................60

SCHEDULES:

Schedule 2.01 - Commitments
Schedule 3.01 - Subsidiaries
Schedule 3.12 - Summary of IPO and Notes Offering
Schedule 6.01 - Existing Indebtedness
Schedule 6.02 - Existing Liens
Schedule 6.08 - Existing Restrictions

EXHIBITS:

Exhibit A -- Form of Assignment and Assumption
Exhibit B -- Form of Certificate of Non-Bank Status
Exhibit C -- Form of Borrowing Request
Exhibit D -- Form of Interest Election Request
Exhibit E -- Form of Promissory Note for Revolving Loans
Exhibit F -- Form of Opinion of Borrower's Counsel
Exhibit G -- Form of Accountant's Certificate

                  CREDIT AGREEMENT, dated as of July __, 2002, among MEDCO HEALTH SOLUTIONS, INC., as the Borrower, the LENDERS from time to time party hereto, and JPMORGAN CHASE BANK, as Administrative Agent.

                  The parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

                  SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

                  "ABR", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

                  "Accounts Receivable Financing Program" means any program under which any of the Borrower or any of its Subsidiaries securitizes accounts receivables or any accounts receivable financing facility of the Borrower or any of its Subsidiaries.

                  "Acquired Business" means (a) any Person substantially all of the Equity Interests of which are acquired after the date thereof by the Borrower and/or a Subsidiary or (b) any assets constituting a separately identifiable business or operating unit or division acquired on or after the date hereof by the Borrower or a Subsidiary.

                  "Adjusted LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

                  "Administrative Agent" means JPMorgan Chase Bank, in its capacity as administrative agent for the Lenders hereunder.

                  "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

                  "Affected Lender" has the meaning ascribed to such term in
Section 2.11.

                  "Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

                  "Agreement" means this Credit Agreement, as the same may at any time be amended, supplemented or otherwise modified in accordance with the terms hereof and in effect.

                  "Alternate Base Rate" means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

                  "Applicable Commitment Fee Rate" means, with respect to the Revolving Credit Commitments, for any period, the applicable percentage per annum equal to the percentage set forth below determined by reference to the category containing the higher of (a) the rating applicable to the Index Debt from S&P or (b) the rating applicable to the Index Debt from Moody's, in each case as in effect from time to time during such period:

--------------------------------------------------------
           Index Debt Ratings             Applicable
            (S&P or Moody's)            Commitment Fee
                                            Rate
--------------------------------------------------------

Category 1
BBB+ or better, or Baa1 or better          .125%
--------------------------------------------------------

Category 2
BBB or Baa2                                .150%
--------------------------------------------------------

Category 3
BBB- or Baa3                               .175%
--------------------------------------------------------

Category 4
BB+ or Ba1                                 .250%
--------------------------------------------------------

Category 5                                 .300%
Worse than or equal to BB and Ba2
--------------------------------------------------------

provided that (i) if, at any time, no rating is available from S&P or Moody's, the Applicable Commitment Fee Rate shall be .300%, (ii) at any time there is a ratings differential of two or more categories between S&P and Moody's, the Applicable Commitment Fee Rate shall be based upon the category that is one category above the category applicable to the lower rating, and (iii) if the ratings established or deemed to have been established by S&P and Moody's for the Index Debt shall be changed (other than as a result of a change in the rating system of S&P's or Moody's), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Agent and the Lenders pursuant to Section 5.01 or otherwise. Each change in the Applicable Commitment Fee Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of S&P or Moody's shall change, or if either such rating agency (including any successor to its rating agency business) shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency (including any successor to its rating agency business) and, pending the effectiveness of any such amendment, the Applicable Commitment Fee Rate shall be determined using the S&P or Moody's rating, as the case may be, most recently in effect prior to such change or cessation.

                  "Applicable Interest Rate Margin" means, with respect to any ABR Loan or Eurodollar Loan, for any Interest Period, the applicable percentage per annum equal to the percentage set forth below determined by reference to the category containing the higher of (a) the rating applicable to the Index Debt from Moody's, in each case used for such ABR Loan or the Eurodollar Loan, as in effect on the first day of such Interest Period:

--------------------------------------------------------------------
                                     ABR Loan -   Eurodollar Loan -
           Index Debt Ratings          ABR           Interest
            (S&P or Moody's)           Spread      Rate Margin
--------------------------------------------------------------------

Category 1
BBB+ or better, or Baa1 or better        0            .75%
--------------------------------------------------------------------

Category 2
BBB or Baa2                              0           1.00%
--------------------------------------------------------------------

Category 3
BBB- or Baa3                           .250%         1.25%
--------------------------------------------------------------------

Category 4
BB+ or Ba1                             .500%         1.50%
--------------------------------------------------------------------

Category 5
Worse than or equal to BB and Ba2      1.25%         2.25%
--------------------------------------------------------------------

provided that if, at any time, no rating is available from S&P or Moody's, the Applicable Interest Rate Margin for any ABR Loan or Eurodollar Loan shall be 1.25% and 2.25%, respectively; and provided further that at any time there is a ratings differential of two or more categories between S&P and Moody's, the Applicable Interest Rate Margin shall be based upon the category that is one category above the category applicable to the lower rating. If the rating system of S&P or Moody's shall change, or if either such rating agency (including any successor to its rating agency business) shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency (including any successor to its rating agency business) and, pending the effectiveness of any such amendment, the Applicable Interest Margin Rate shall be determined using the S&P or Moody's rating, as the case may be, most recently in effect prior to such change or cessation.

                  "Applicable Percentage" means, with respect to any Lender's Revolving Credit Commitment, the percentage of the Lenders' total Revolving Credit Commitments, as the case may be, represented by such Lender's commitment. If the Revolving Credit Commitment has terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any permitted assignments.

                  "Approved Fund" has the meaning assigned to such term in
Section 9.04.

                  "Asset Sale" means a sale, lease or sub-lease (as lessor or sublessor), Sale and Leaseback, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person (other than the Borrower or a Significant Subsidiary), in one transaction or a series of transactions, of all or any part of the Borrower's or any of its Subsidiaries' businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, other than (i) inventory (or other assets) sold, transferred or leased in the ordinary course of business, (ii) any Accounts Receivable Financing Program in accordance with Section 6.01 and (iii) sales of other assets for aggregate consideration of less than $10,000,000 (ten million dollars) with respect to any transaction or series of related transactions and less than $25,000,000 (twenty-five million dollars) in the aggregate during any fiscal year for the Borrower. For purposes of this definition, receipt by Borrower of insurance or condemnation proceeds in excess of $5,000,000 (five million dollars) in respect of any destroyed or condemned asset shall be deemed to be a sale of such asset for proceeds.

                  "Assignment and Assumption" means (a) an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent or (b) any assignment in accordance with Section 2.16.

                  "Availability Period" means, with respect to the Loans, from and including the date hereof to, but excluding, the earlier of the Maturity Date and the date of termination of the Revolving Credit Commitments pursuant to the terms hereof.

                  "Board" means the Board of Governors of the Federal Reserve System of the United States of America.

                  "Borrower" means Medco Health Solutions, Inc., a Delaware corporation.

                  "Borrowing" means an advance of Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

                  "Borrowing Request" means a request by the Borrower for a Borrowing in accordance with Section 2.03.

                  "Bridge Facility" has the meaning assigned to such term in
Section 2.08(a).

                  "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

                  "Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

                  "Certificate of Non-Bank Status" means a certificate substantially in the form of Exhibit B.

                  "Change in Control" means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (each within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) not an Affiliate of the Borrower or Merck (other than any such acquisitions occurring before the date hereof, of Equity Interests representing more than 20% (twenty percent) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; or (b) commencing after the date hereof, during any period of up to twelve (12) consecutive months, the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither nominated or appointed by a vote of a majority or more of the members of the Borrower's board of directors who were either in office at the beginning of this twelve (12) month period or were so nominated or appointed.

                  "Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.12(b), by any lending office of such Lender or by such Lender's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

                  "CLO" has the meaning assigned to such term in Section 9.04.

                  "Code" means the Internal Revenue Code of 1986, as amended from time to time.

                  "Conduit Entity" means any entity treated as a "conduit" under U.S. Treasury Regulation Section 1.881-3 or applicable successor provision.

                  "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

                  "Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

                  "Disclosed Matters" means, with respect to a specific representation and warranty contained in Article III, information set forth on the disclosure schedule, if any, corresponding to the relevant Section of
Article III specified therein and attached hereto by the Borrower.

                  "dollars" or "$" refers to lawful money of the United States of America.

                  "Environmental Laws" means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

                  "Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

                  "Equity Interests" means, with respect to any Person, shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests issued by such Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

                  "ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under
Section 414 of the Code.

                  "ERISA Event" means (a) any "reportable event", as defined in
Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

                  "Eurodollar", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

                  "Event of Default" has the meaning assigned to such term in
Article VII.

                  "Excluded Taxes" means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income or profits by reason of any connection between, as applicable, the Administrative Agent or such

Lender or any other party entitled to receive payment hereunder and the relevant taxing jurisdiction, including, without limitation, a connection arising from such other Person being or having been a citizen, domiciliary, or resident of such jurisdiction, being organized in such jurisdiction, or having or having had a permanent establishment, branch or other fixed place of business therein, but excluding a connection arising solely from such Person having executed, delivered, performed its obligations or received any payment under this Agreement, (b) any Taxes imposed by reason of the Administrative Agent, the Lender or such other party being a Conduit Entity, (c) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.16(b)), any Tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender's failure to comply with Section 2.14(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such Tax pursuant to Section 2.14(a).

                  "Executive Officer" means the chief executive officer, the chief financial officer, the general counsel or any other "officer" (as defined in Rule 16a-1 of the Securities Exchange Act of 1934, as amended) of the Borrower.

                  "Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

                  "Financial Officer" means the chief financial officer, the principal accounting officer, the treasurer, the controller, the general counsel or any other "officer" (as defined in Rule 16a-1 of the Securities Exchange Act of 1934, as amended) of the Borrower.

                  "Five Year Facility" has the meaning assigned to such term in
Section 2.08(b).

                  "Five Year Revolving Credit Commitment" means the Revolving Credit Commitment under, and as defined in, the Five Year Facility.

                  "Five Year Revolving Credit Exposure" means the Revolving Credit Exposure under, and as defined in, the Five Year Facility.

                  "Foreign Lender" means any Lender that is not a "United States person" (as such term is defined in Section 7701(a)(3) of the Code.

                  "GAAP" means generally accepted accounting principles in the United States of America.

                  "Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of government.

                  "Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services primarily for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

                  "Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

                  "Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are being paid (but excluding obligations that are trade payables), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person,
(e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable and accrued expenses incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of the face amount of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of the face amount of bankers' acceptances,
(k) Off-Balance Sheet Liabilities and (l) [net obligations (calculated on a mark to market basis as of the most recent quarter end) under any Swap Agreement permitted by Section 6.05]; provided that Indebtedness shall not include deferred tax liabilities, employee and retiree benefit obligations or endorsements for collection or deposit in the ordinary course of business. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

                  "Indemnified Taxes" means Taxes other than Excluded Taxes or Other Taxes.

                  "Indemnitee" has the meaning assigned to such term in Section 9.03(b).

                  "Index Debt" means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.

                  "Information Memorandum" means the Confidential Information Memorandum dated May 2002 relating to the Borrower and the Transactions.

                  "Initial Funding Date" means the date hereof, provided that the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

                  "Interest Election Request" means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05.

                  "Interest Payment Date" means (a) with respect to any ABR Loan, the last day of each March, June (other than June 2002), September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period.

                  "Interest Period" means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or nine or twelve months thereafter, unless a Lender has notified the Administrative Agent that Eurodollar Borrowings for such period is unavailable from such Lender) as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

                  "Investment" has the meaning assigned to such term in Section 6.04.

                  "IPO" means the initial public offering of the common stock of the Borrower pursuant to the IPO Prospectus.

                   "IPO Prospectus" means the prospectus relating to the IPO, dated ___, 2002 (registration statement number 333-86392), as amended.

                  "Joint Lead Arrangers" means J.P. Morgan Securities, Goldman Sachs Credit Partners L.P. and Salomon Smith Barney Inc.

                  "Lenders" means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

                  "LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as reasonably determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "LIBO Rate" with respect to such Eurodollar Borrowing for such Interest Period shall be the rate (rounded upwards, if necessary, to the next 1/100 of 1%) at which dollar deposits of $5,000,000 (five million dollars) and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

                  "Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

                  "Loan" means any loan made by a Lender to the Borrower pursuant to this Agreement.

                  "Material Adverse Effect" means a material adverse effect on
(a) the business, assets, operations, prospects or financial condition of the Borrower and the Subsidiaries, taken as a whole, or (b) the ability of the Borrower to perform any of its obligations under this Agreement or any Transaction Documents subject to applicable cure and grace periods.

                  "Material Indebtedness" means Indebtedness (other than the Loans), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $25,000,000 (twenty-five million dollars). For purposes of determining Material Indebtedness, the "principal amount" of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

                  "Maturity Date" means the earlier of (a) the 364 days following the date hereof or (b) the optional prepayment in full of the Loans and cancellation by the Borrower of the Lenders' total Loan Commitments.

                  "Merck" means Merck & Co., Inc., a New Jersey corporation.

                  "Merck Dividend" means the $1,500,000,000 (1.5 billion dollars) dividend from the Borrower to Merck, a portion of which is to be paid from the proceeds of the Loans and a portion of which is to be paid from the proceeds of the Notes Offering or the Bridge Facility.

                  "Moody's" means Moody's Investors Service, Inc or any successor to the rating agency business thereof.

                  "Multiemployer Plan" means a multiemployer plan as defined in
Section 4001(a)(3) of ERISA.

                  "Notes Offering" means the public offering by the Borrower of $1,000,000,000 (one billion dollars) aggregate principal amount of senior notes, as described in the prospectus relating to such offering, dated ___, 2002 (registration statement number 333-86404), as amended.

                  "Off-Balance Sheet Liability" of a Person shall mean (i) any liability under any Sale and Leaseback or any lease leaseback transaction which is not a Capital Lease Obligation, and (ii) any liability under any so called "synthetic lease" transaction entered into by such Person.

                  "Other Taxes" means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

                  "Participant" has the meaning set forth in Section 9.04.

                  "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

                  "Permitted Encumbrances" means:

                  (a) Liens imposed by law for taxes that are not yet delinquent or which are being contested in compliance with clauses (a) and (b) of
         Section 5.04;

                  (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens arising by operation of law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with clauses (a) and (b) of Section 5.04;

                  (c) Liens arising, and deposits made, in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;

                  (d) Liens incurred or deposits made to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, surety, indemnity, release and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

                  (e) judgment Liens in respect of judgments that do not constitute an Event of Default under clause (l) of Article VII;

                  (f) Liens relating to or arising in connection with Plans or Multiemployer Plans in an aggregate amount not to exceed $25,000,000 (twenty-five million dollars) at any time;

                  (g) leases or subleases granted to others of property or assets owned or leased by the Borrower or its Subsidiaries; any interest or title of a lessor under an operating lease entered into in the ordinary course of business, or any statutory and common law landlord Liens;

                  (h) Liens arising out of consignment or similar arrangements for sales of goods entered into in the ordinary course of business;

                  (i) easements, ground leases, zoning restrictions, building codes, rights-of-way, minor defects and irregularity in title and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

                  (j) licenses of patents, trademarks or other intellectual property rights granted by the Borrower or its Subsidiaries in the ordinary course of business; and

                  (k) the replacement, extension or renewal of any Lien permitted hereunder; provided that such replacement, extension or renewal Lien shall not cover any property other than the property subject thereto prior to such replacement, extension or renewal;

provided that the term "Permitted Encumbrances" shall not include any Lien securing Indebtedness for borrowed money.

                  "Permitted Investments" means:

                  (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

                  (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody's;

                  (c) investments in certificates of deposit, banker's acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, money market deposit accounts issued or offered by, and demand deposits made in the ordinary course of business in any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000 (five hundred million dollars);

                  (d) fully collateralized repurchase agreements with a term of not more than 60 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

                  (e) securities issued or fully guaranteed by any State, Commonwealth or sovereignty of the United States of America and rated at least "A" by S&P or "P" by Moody's;

                  (f) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated "AAA" by S&P and "Aaa" by Moody's and (iii) have portfolio assets of at least $5,000,000,000 (five billion dollars); and

                  (g) other investment instruments with the consent of the Administrative Agent.

                  "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

                  "Plan" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

                  "Prime Rate" means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

                  "Refinancing Indebtedness" has the meaning assigned to such term in Section 6.01(l).

                  "Register" has the meaning set forth in Section 9.04.

                  "Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

                  "Required Lenders" means, at any time, Lenders having more than 51% (fifty-one percent) of the Lenders' Total Commitments at such time.

                  "Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower.

                  "Revolving Credit Commitment" means, with respect to each Lender, the commitment of such Lender to make Loans, expressed as an amount representing the maximum aggregate amount of such Lender's Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Sections 2.16 or 9.04. The initial amount of the Lender's Revolving Credit Commitment is set forth opposite such Lender's name on Schedule 2.01 under the heading "Revolving Credit Commitment", or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Credit Commitment, as applicable. The initial aggregate amount of the Lenders' Revolving Credit Commitment is $250,000,000 (two hundred fifty million dollars).

                  "Revolving Credit Exposure" means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender's Loans at such time.

                  "S&P" means Standard & Poor's or any successor rating agency business thereof.

                  "SEC" means the Securities and Exchange Commission or any successor thereto.

                  "Sale and Leaseback" means any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, to which the Borrower or any of its Subsidiaries, directly or indirectly, becomes or remains liable as lessee or as a guarantor or other surety and which the Borrower has sold or transferred or is to sell or to transfer to any other Person (other than any of its Subsidiaries).

                  "Significant Subsidiary" means a Subsidiary that satisfies the definition of "Significant Subsidiary", as such term is defined in Regulation S-X of the SEC, as amended from time to time; provided, however, that for purposes of the determining whether such Subsidiary is a "Significant Subsidiary" under Regulation S-X, the relevant threshold percentage to be used in determining a "Significant Subsidiary" shall be 5% (five percent) (and not as otherwise specified in Regulation S-X).

                  "Solvent" means, with respect to any Person, that as of the date of determination (a) the sum of such Person's debt (including contingent liabilities) does not exceed all of its property, at a present fair valuation on a going concern basis; (b) the fair saleable value of the property on a going concern basis of such Person is not less than the amount that will be required to pay the probable liabilities on such Person's then existing debts as they become absolute and matured; (c) such Person's capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and
(d) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No.5).

                  "Statutory Reserve Rate" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject, with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

                  "Subordinated Indebtedness" means Indebtedness subordinated on terms reasonably satisfactory to the Lenders.

                  "subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% (fifty percent) of the ordinary voting power or, in the case of a partnership, more than 50% (fifty percent) of the general partnership interests are, as of such date, owned, controlled or held.

                  "Subsidiary" means any subsidiary of the Borrower.

                  "Swap Agreement" means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or its Subsidiaries shall be a Swap Agreement.

                  "Taxes" means any and all present or future taxes, levies, imposts, deductions, charges or withholdings imposed by any Governmental Authority.

                  "Third-Party Claim" has the meaning assigned to such term in
Section 9.03(b).

                  "Total Commitment" means, with respect to each Lender, the sum of such Lender's Revolving Credit Commitment.

                  "Transactions" means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans and the use of the proceeds thereof.

                  "Transaction Documents" means the commitment letter and the fee letters and any amendments thereof and hereof among J.P. Morgan Securities Inc., JPMorgan Chase Bank, Goldman Sachs Credit Partners L.P., Salomon Smith Barney Inc., Citibank, N.A. and the Borrower, as the case may be, relating to the Loan facility described hereunder.

                  "Type", when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans constituting such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

                  "UCC" means the Uniform Commercial Code (and any similar law) in effect in any applicable jurisdiction.

                  "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

                  SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a "Eurodollar Loan"). Borrowings also may be classified and referred to by Type (e.g., a "Eurodollar Borrowing").

                  SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein),
(b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

                  SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

                                   ARTICLE II
                                   THE CREDITS

                  SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender, severally and not jointly with the other Lenders, agrees to make revolving Loans to the Borrower from time to time during the Availability Period for Loans in an aggregate principal amount that will not result in such Lender's Revolving Credit Exposure exceeding such Lender's Revolving Credit Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.

                  SECTION 2.02. Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Revolving Credit Commitments.

                  (b) Subject to Section 2.11, each Borrowing shall be comprised of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan in accordance with the terms hereof; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

                  (c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is equal to $5,000,000 (five million dollars) or an integral multiple of $1,000,000 (one million dollars) in excess thereof. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is equal to $1,000,000 (one million dollars) or is an integral multiple of $1,000,000 (one million dollars) in excess thereof; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Credit Commitments. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of fifteen Eurodollar Borrowings outstanding.

                  (d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

                  SECTION 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone
(a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request substantially in the form attached as Exhibit C and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

                  (i) the aggregate amount of the requested Borrowing;

                  (ii) the date of such Borrowing, which shall be a Business
                  Day;

                  (iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

                  (iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period"; and

                  (v) the location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.

                  SECTION 2.04. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the aggregate amounts so received from the Lenders, in immediately available funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request.

                  (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section
2.04 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent at the greater of (x) the Federal Funds Effective Rate and
(y) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender does not pay such corresponding amount with interest thereon upon Administrative Agent's demand therefor and Administrative Agent previously made such amount available to Borrower, Administrative Agent shall promptly notify Borrower and, if so notified, Borrower shall immediately pay such corresponding amount to Administrative Agent at the interest rate applicable to ABR Loans for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such Borrowing.

                  SECTION 2.05. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the

Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.05. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans constituting such Borrowing, and the Loans constituting each such portion shall be considered a separate Borrowing.

                  (b) To make an election pursuant to this Section 2.05, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request substantially in the form attached as Exhibit D and signed by the Borrower.

                  (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02(c):

                  (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below of this Section 2.05(c) shall be specified for each resulting Borrowing);

                  (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

                  (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

                  (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.

                  (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

                  (e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar

Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

                  SECTION 2.06. Termination and Reduction of Commitments. (a) Termination. Unless previously terminated, the Revolving Credit Commitments shall terminate on the Maturity Date.

                  (b) Optional Reduction. The Borrower may at any time terminate, or from time to time reduce, the Revolving Credit Commitment; provided that (i) each reduction of the Revolving Credit Commitment shall be in an amount that is equal to $5,000,000 (five million dollars) or an integral multiple of $1,000,000 (one million dollars) in excess thereof and (ii) the Borrower shall not terminate or reduce any Revolving Credit Commitment if, after giving effect to any concurrent prepayment of the Loans in accordance with
Section 2.08, the sum of the Revolving Credit Exposures would exceed the Total Commitments.

                  (c) Mandatory Reduction. If the Borrower establishes any Accounts Receivable Financing Program(s) during the term of this Agreement:

                  (i) with respect to the first $200,000,000 (two hundred million dollars) of the Accounts Receivable Financing Programs of the Borrower (regardless of the amount of accounts receivables securitized thereunder), the Revolving Credit Commitment and the Five Year Revolving Credit Commitment shall together be reduced by an aggregate amount equal to 50% (fifty percent) of the size of such Accounts Receivable Financing Programs, such aggregate amount of such reduction to be allocated between the Revolving Credit Commitment and the Five Year Revolving Credit Commitment on a pro rata basis in proportion to the relative size of the Revolving Credit Commitment and the Five Year Revolving Credit Commitment; and

                  (ii) the Revolving Credit Commitment and the Five Year Revolving Credit Commitment shall also be reduced by an aggregate amount equal to 100% (one hundred percent) of the size of such Accounts Receivable Financing Programs in excess of such $200,000,000 (two hundred million dollars) referred to in clause (i) above, such aggregate amount of such reduction to be allocated between the Revolving Credit Commitment and the Five Year Revolving Credit Commitment on a pro rata basis in proportion to the relative size of the Revolving Credit Commitment and the Five Year Revolving Credit Commitment;

provided, however, that to the extent the Revolving Credit Commitment is no longer outstanding or has been terminated or the reduction described in this paragraph (c) of Section 2.06 exceeds the outstanding Revolving Credit Commitment, the Five Year Revolving Credit Commitment under the Five Year Facility will be reduced accordingly. If after giving effect to the reduction of the Revolving Credit Commitment or the Five Year Revolving Credit Commitment described in this paragraph (c) of this Section 2.06, (x) the total Revolving Credit Exposures would exceed the Total Commitments, or (y) the sum of the Five Year Revolving Credit Exposures plus the aggregate principal amount of outstanding Term Loans would exceed the Total Commitments under (and as defined in the Five Year Facility), the Borrower shall immediately repay the Loans and the Revolving Loans (as defined in the Five Year Facility), as appropriate, in the amount equal to such excess.

                  (d) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Credit Commitment under paragraph
(b) of this Section 2.06 at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.06 shall be irrevocable; provided that a notice of termination of the Revolving Credit Commitment described in paragraph (b) of this Section 2.08 delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Credit Commitment shall be permanent. Each reduction of the Revolving Credit Commitment shall be made ratably among the Lenders in accordance with their respective Revolving Credit Commitments.

                  SECTION 2.07. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.

                  (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

                  (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

                  (d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.07 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

                  (e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in the form attached as Exhibit E hereto. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

                  SECTION 2.08. Mandatory Prepayment of Loans. (a) In accordance with paragraph (b) below, the Borrower shall prepay Loans, without premium or penalty, but subject to Section 2.13, with (A) 100% (one hundred percent) of the after-tax net cash proceeds received from Asset Sales, and (B) if the Borrower's Consolidated Total Debt to Consolidated EBITDA

(each as defined in Section 6.10) is at or above 1.5, 100% (one hundred percent) of the net cash proceeds received from issuances of debt obligations of the Borrower and its Subsidiaries, provided that, in the case of clause (A) or (B) or both, all such amounts are, to the extent any amounts remain outstanding under the $1,000,000,000 (one billion dollars) senior unsecured bridge loan facility provided to the Borrower (the "Bridge Facility"), if applicable, subject to payments of any amounts required under the mandatory prepayments obligations under the Bridge Facility.

                  (b) In accordance with the credit agreement, dated as of the date hereof, relating to the $1,000,000,000 (one billion dollars) senior unsecured five year term loan and revolving credit facilities provided to the Borrower (the "Five Year Facility"), the mandatory prepayments shall be applied first pro rata against future quarterly installments payable in respect of the Term Loan (as defined in the Five Year Facility) and then to repay the Revolving Loans (as defined in the Five Year Facility) or, at the request of the Borrower, the Loans; provided, however, that the Borrower may elect to commit to reinvest the proceeds described in clause (A) of the immediately preceding paragraph in its or any of its Subsidiaries' business within twelve months of the receipt of such proceeds, in which case such amounts shall be applied to repay the Revolving Loans or, if the Borrower elects and if prior to the Maturity Date of the Loans, to repay the Loans (such amounts, the "Committed Funds"). To the extent the Borrower does not reinvest the Committed Funds in its business within twelve months of their application to repay the Revolving Loans or the Loans, as the case may be, if Term Loans are then outstanding such amounts shall be drawn from the Revolving Loan facility or the Loan facility, as applicable, and used to prepay any outstanding Term Loans applied pro rata against future quarterly installments payable in respect of the Term Loans under the Five Year Facility.

                  SECTION 2.09. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a participation fee, which shall accrue at the Applicable Commitment Fee Rate on the daily amount of the sum of (i) the Lender's Revolving Credit Commitment and (ii) minus its Revolving Credit Exposure during the period from and including the date hereof to, but excluding, the date on which any such Revolving Credit Commitment terminates. Accrued participation fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Credit Commitment terminates, the first payment to be made September 30, 2002. All participation fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

                  (b) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

                  (c) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of facility fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

                  SECTION 2.10. Interest. (a) The Loans constituting each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Interest Margin Rate.

                  (b) The Loans constituting each Eurodollar Borrowing shall bear interest in the case of a Eurodollar Loan, at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Interest Margin Rate.

                  (c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.0% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.10 or (ii) in the case of any other amount, 2.0% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section 2.10.

                  (d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Revolving Credit Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section 2.10 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

                  (e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. The Administrative Agent shall, at any time and from time to time upon request of Borrower, deliver to Borrower a statement showing the quotations used by Administrative Agent in determining any interest rate applicable to the Loans pursuant to this Agreement.

                  SECTION 2.11. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

                  (a) the Administrative Agent determines in good faith (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

                  (b) the Administrative Agent is notified by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing for such Interest Period shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted. The Administrative Agent shall notify the Borrower as promptly as practicable of receipt of a notice from a Lender of the Type referred to in clause (b) above of this Section 2.11 or of the Type referred to in the definition of Interest Period. Any Lender delivering such notice shall be deemed to be an "Affected Lender" for purposes hereof until such Lender delivers to the Administrative Agent and the Borrower a withdrawal of such notice.

                  SECTION 2.12. Increased Costs. (a) If any Change in Law shall:

                  (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

                  (ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then subject to paragraphs (c) and (d) of this Section 2.12, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

                  (b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy), then subject to paragraphs (c) and (d) of this
Section 2.12, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered.

                  (c) A certificate of a Lender setting forth the amount(s) necessary to compensate such Lender or its holding company, as the case may be, and the basis for the calculation thereof as specified in paragraph (a) or (b) of this Section 2.12 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

                  (d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.12 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

                  SECTION 2.13. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08(b) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to
Section 2.16, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined in good faith by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth any amount(s) that such Lender is entitled to receive and the basis for the calculation thereof pursuant to this Section 2.13 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

                  SECTION 2.14. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

                  (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

                  (c) The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified
Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.

                  (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt, if any, issued by such Governmental Authority evidencing such payment, a copy of the return, if any, reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

                  (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax with respect to any Indemnified Tax or Other Tax (including by application of any treaty, the benefits of which such Lender is entitled), with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), on or prior to the date such Foreign Lender becomes a party to this Agreement (or designates a new lending office) and at such other times as may be necessary in the reasonable determination of the Borrower or Administrative Agent, (i) two original copies of Internal Revenue Service Form W-8BEN or W-8ECI (or any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Code to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under this Agreement, or (ii) if such Lender is not a "bank" or other Person described in Section 881(c)(3) of the Code and cannot deliver either Internal Revenue Service Form W-8BEN or W-8ECI pursuant to clause (i) above of this Section 2.14(e), a Certificate of Non-Bank Status together with two original copies of Internal Revenue Service Form W-8 (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Code to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under this Agreement. Each Lender that is not a Foreign Lender shall deliver to the Borrower (with a copy to the Administrative Agent) two duly completed copies of United States Internal Revenue Form W-9 (or applicable successor form) unless it establishes to the satisfaction of the Borrower that the Lender is otherwise eligible for an exemption from backup withholding tax or other applicable withholding tax. Each Lender hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence required to be provided pursuant to the first two sentences of this Section 2.14(e), whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Administrative Agent for transmission to the Borrower two new original copies of Internal Revenue Service Form W-8BEN, W-8ECI or W-9 or a Certificate of Non-Bank Status and two original copies of Internal Revenue Service Form W-8, as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Code to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under this Agreement, or notify Administrative Agent and the Borrower of its inability to deliver any such forms, certificates or other evidence. Notwithstanding any other provision of this paragraph (e), a Foreign Lender shall not be required to deliver any form pursuant to this paragraph (e) that such Foreign Lender is not legally able to deliver.

                  (f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.14, it shall promptly notify the Borrower of such refund and promptly pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.14 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

                  SECTION 2.15. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, or of amounts payable under Section 2.12, 2.13 or 2.14, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except that payments pursuant to Sections 2.12, 2.13, 2.14 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

                  (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

                  (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) of this Section
2.15 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph (c) of this Section 2.15 shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

                  (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

                  (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b) or 2.15(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

                  SECTION 2.16. Mitigation Obligations; Replacement of Lenders.
(a) If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14 or as a result of any Lender's assignment to an Affiliate of such Lender or an Approved Fund pursuant to Section 9.04(b), or if any Lender is an Affected Lender, then such Lender shall, upon the request of the Borrower, use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, such designation or assignment (i) would be reasonably expected to eliminate or reduce amounts payable pursuant to Sections
2.12 or 2.14 in the future or result in such Lender or its assignee, as applicable, not being an Affected Lender; and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

                  (b) If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section
2.14 or as a result of any Lender's assignment to an Affiliate of such Lender or an Approved Fund pursuant to Section 9.04(b), or if any Lender is an Affected Lender or defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort (other than in the case of a default by a Lender, in which case such Lender shall be responsible for all reasonable out-of-pocket costs of the Borrower), upon notice to such Lender and the Administrative Agent, (x) prepay such Lender in full or (y) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee selected by the Borrower, subject to the consent of the Administrative Agent (such consent not be unreasonably withheld or delayed), that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal amount and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to
Section 2.14, such assignment would be reasonably expected to result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

                  Except for Disclosed Matters, the Borrower represents and warrants to the Lenders that:

                  SECTION 3.01. Organization; Powers. Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required except, in each case, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. As of the date hereof, the Borrower has no Subsidiaries other than those Persons listed on Schedule 3.01.

                  SECTION 3.02. Authorization; Enforceability. The Transactions are within the Borrower's corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action on the part of the Borrower. Each of this Agreement and the Transaction Documents has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

                  SECTION 3.03. Governmental Approvals; No Conflicts. (a) The Transactions, the IPO and the Notes Offering:

                  (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except as would not reasonably be expected to have a Material Adverse Effect;

                  (ii) do not violate any applicable law (including ERISA and Environmental Laws) or regulation or any order of any Governmental Authority except as would not reasonably be expected to have a Material Adverse Effect;

                  (iii)do not violate the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries;

                  (iv) will not violate any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries except as would not reasonably be expected to have a Material Adverse Effect; and

                  (v) will not result in the creation or imposition of any Lien (except any Lien permitted by Section 6.02 that has been disclosed as a Disclosed Matter or after the date hereof with respect to this
          Section 3.03) on any asset of the Borrower or any of its Subsidiaries.

                  (b) Each Loan ranks pari passu with each other Loan (except as provided herein) and, for bankruptcy purposes, with all other senior unsecured unsubordinated Indebtedness of the Borrower.

                  SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders' equity and cash flows (i) for the fiscal years ending, and at, December 25, 1999, December 30, 2000 and December 29, 2001, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended March 31, 2002. The financial statements described in clause (i) of this Section 3.04(a) were reported on by Arthur Anderson for such fiscal years ending, and at, December 25, 1999 and December 30, 2000 and by PricewaterhouseCoopers LLP for such fiscal year ending, and at December 29, 2001, and in clause (ii) of this Section 3.04(a) were certified by the Borrower's chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in conformity with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above of this Section 3.04(a). The Borrower has heretofore also furnished to the Lenders its unaudited pro forma condensed consolidated statement of income, for its fiscal year ended December 29, 2001, and for its fiscal quarter ended March 30, 2002 and its unaudited pro forma condensed consolidated balance sheet at March 30, 2002. Such pro forma financial statements comply, in all material respects, with the requirements of
Article XI of Regulation S-X of the SEC.

                  (b) The Borrower has heretofore furnished to the Lenders projections as of and for the period between fiscal year beginning 2002 and fiscal year ended 2007. Such projections were prepared by management of the Borrower in good faith based on assumptions that the Executive Officers believe are reasonable as of the date hereof.

                  (c) Since December 29, 2001, there has been no material adverse change in the business, assets, operations, prospects or financial condition of the Borrower and its Subsidiaries, taken as a whole.

                  SECTION 3.05. Properties; Insurance. (a) Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to their business, taken as a whole, except for defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

                  (b) Each of the Borrower and its Subsidiaries owns, is validly licensed or otherwise has the right to use, all trademarks, trade names, copyrights, patents and other intellectual property and property rights which are material to its business, and the use thereof by the Borrower and its Subsidiaries does not and will not violate the rights of any other Person, except for any such violations that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No claim is pending and, to the knowledge of the Executive Officers, no claim has been asserted by any person challenging or questioning the use of any such trademark, trade name, copyright, patent or other intellectual property or proprietary rights except as would not reasonably be expected to have a Material Adverse Effect.

                  (c) The Borrower maintains, with financially sound and reputable insurance companies, directly or through Merck, on its own behalf and on behalf of its Subsidiaries, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

                  SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Executive Officers, threatened against or affecting the Borrower or any of its Subsidiaries (i) that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions or the transactions contemplated by the IPO or the Notes Offering.

                  (b) Except with respect to matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, or (iii) has received written notice of any claim with respect to any Environmental Liability, and, to the knowledge of the Executive Officers, there is no reasonable basis for any Environmental Liability.

                  (c) Since the date of this Agreement, there has been no change in the status of any Disclosed Matter with respect to this Section 3.06 that, individually or in the aggregate, has resulted in, or substantially increased the likelihood of, a Material Adverse Effect.

                  SECTION 3.07. Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

                  SECTION 3.08. Investment and Holding Company Status. Neither the Borrower nor any of its Subsidiaries is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

                  SECTION 3.09. Taxes. Each of the Borrower and its Subsidiaries (i) has timely filed or caused to be filed all Tax returns and reports required to have been filed and (ii) has paid or caused to be paid all Taxes required to have been paid by it, except in the case of each of clause
(i) and (ii) of this Section 3.09, (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books reserves to the extent required under GAAP or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

                  SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the greater of (a) 130% (one hundred thirty percent) of the fair market value of the assets of such Plan and (b) $25,000,000 (twenty-five million dollars), and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the greater of (a) 130% (one hundred thirty percent) of the fair market value of the assets of all such underfunded Plans and (b) $25,000,000 (twenty-five million dollars).

                  SECTION 3.11. Employee Matters. Neither the Borrower nor its Subsidiaries is engaged in any unfair labor practice that would reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries, or to the best knowledge of the Executive Officers, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against the Borrower or any of its Subsidiaries or to the best knowledge of the Executive Officers, threatened against any of them, (b) no strike or work stoppage is in existence involving the Borrower or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect, and (c) to the best knowledge of the Executive Officers, no union representation question is existing with respect to the employees of the Borrower or any of its Subsidiaries and, to the best knowledge of the Executive Officers, no union organization activity that is taking place, except (with respect to any matters specified in clauses (a), (b) or (c) of this Section 3.11, either individually or in the aggregate) such matter as would not reasonably be expected to result in a Material Adverse Effect.

                  SECTION 3.12. IPO and Notes Offering. The terms and conditions of the IPO and the Notes Offering are or will be consistent with
Schedule 3.12. The underwriting and exchange agreements that will give effect to the IPO are substantially in the form reviewed prior to the date hereof by the Joint Lead Arrangers, and none of the terms or conditions of such agreements shall be amended, waived or otherwise modified in a manner that would, in the reasonable judgment of the Joint Lead Arrangers, be materially adverse to the Lenders without the consent of the Joint Lead Arrangers.

                  SECTION 3.13. Margin Regulations. Neither the Borrower nor any of its Subsidiaries is engaged principally, as one of its important activities, in the business of extending credit for the purpose of carrying any margin stock (as such term is defined in Regulations U of the Board as in effect from time to time). No part of the proceeds of the Loans issued to the Borrower will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purposes that violates, or is inconsistent with, the provisions of Regulation T , U or X (or any successor regulations) of the Board.

                  SECTION 3.14. Certain Fees. No broker's or finder's fee or commission will be payable with respect hereto or any of the transactions contemplated hereby.

                  SECTION 3.15. Solvency. The Borrower and each Significant Subsidiary is Solvent.

                  SECTION 3.16. No Burdensome Restrictions. No laws, regulations and orders of any Governmental Authority applicable to the Borrower or any Subsidiary or any of their property and all indentures, agreements and other instruments binding upon any of them have had, individually or in the aggregate, a Material Adverse Effect.

                  SECTION 3.17. Disclosure. The Borrower has disclosed to the Lenders (including in the IPO Prospectus and related registration statement of which it is a part) all agreements (including those related to Medicare, Medicaid or any other managed care recoupment or recoupments of any third-party payor being sought, threatened, requested or claimed), instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject as of the date of this Agreement, and all other matters known to the Executive Officers as of the date of this Agreement, that, as of the date of this Agreement, they are aware, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. To the knowledge of the Executive Officers, as of the date of this Agreement, neither the Information Memorandum nor any of the other reports, financial statements, projections, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information or any forecast or opinion, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

                                   ARTICLE IV
                                   CONDITIONS

                  SECTION 4.01. Initial Funding Date. The obligations of the Lenders to make Loans hereunder shall be subject to the satisfaction (or waiver in accordance with Section 9.02) of each of the following conditions:

                  (a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement and of each Transaction Document signed on behalf of the party thereto or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and of each Transaction Document.

                  (b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Initial Funding Date) of Fried Frank Harris Shriver & Jacobson, counsel for the Borrower, substantially in the form of Exhibit F. The Borrower hereby requests such counsel to deliver such opinion.

                  (c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower, this Agreement or the Transactions that the Administrative Agent shall reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

                  (d) The Administrative Agent shall have received a certificate, dated the Initial Funding Date and signed by the President, a Vice President or a Financial Officer of the Borrower that:

                  (i) The Borrower is in compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02;

                  (ii) Each Person that has executed this Agreement or any Transaction Document is an elected or appointed officer of the Borrower and is authorized to executed this Agreement and each of the Transaction Documents, as the case may be; and

                  (iii) The Borrower represents and warrants to the Lenders that:

                       (A) the underwriting and exchange agreements giving effect to the IPO and the separation and transition agreements with Merck (described in the IPO Prospectus) have been executed and delivered substantially as described in Schedule 3.12 and are in the form reviewed prior to the Initial Funding Date by the Joint Lead Arrangers and are in full force and effect without any defaults or breaches thereunder that would cause any of the conditions to closing of the IPO not to be satisfied, and none of the terms or conditions of such documentation have been amended, waived or otherwise modified in a manner that would, in the reasonable judgment of the Joint Lead Arrangers, be materially adverse to the Lenders without the Joint Lead Arrangers' consent;

                       (B) the IPO has been completed on terms and conditions substantially as described in Schedule 3.12; and

                       (C) the IPO and the separation and transition agreements with Merck (described in the IPO Prospectus) are within the Borrower's corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action on the part of the Borrower, and each such agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

                  (e) The Administrative Agent shall have received a certificate from the chief financial officer of the Borrower to the effect that, as of the Initial Funding Date, after giving effect to the Loans and to the payment of all estimated legal, investment banking, accounting and other fees related thereto, the Borrower and each Significant Subsidiary is Solvent.

                  (f) The Administrative Agent or the Joint Lead Arrangers, as the case may be, shall have received all costs, fees, expenses (including reasonable out-of-pocket legal fees and expenses and the reasonable out-of-pocket fees and expenses of appraisers, consultants and other advisors) and other compensation then payable to the Administrative Agent or the Joint Lead Arrangers, including any arrangement fees, or any fees payable to the Lenders with respect to their respective Total Commitments.

                  (g) The Administrative Agent shall have received satisfactory confirmation of the applicable public long-term ratings assigned to the Borrower from S&P and Moody's for the Loans, which shall be no less than "BBB+" and "Ba1", respectively, and with a stable or positive outlook.

                  SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (including on the Initial Funding Date) is subject to the satisfaction of the following conditions:

                  (a) The representations and warranties of the Borrower set forth in Article III of this Agreement shall be true and correct in all material respects (except that, to the extent any such representation or warranty is qualified by materiality or Material Adverse Effect, such representation or warranty shall be true and correct in all respects) on and as of the date of such Borrowing, except to the extent expressly referring only to an earlier date.

                  (b) At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

                                   ARTICLE V
                              AFFIRMATIVE COVENANTS

                  Until the Lenders' Total Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

                  SECTION 5.01. Financial Statements; Ratings Change and Other Information. The Borrower will furnish to the Administrative Agent and each
Lender:

                  (a) within 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis, as of such dates and for such periods, in conformity with GAAP; provided that delivery within the time frame specified above of copies of Borrower's Annual Report on Form 10-K filed with the SEC shall satisfy the requirements of this paragraph
          (a) of this Section 5.01;

                  (b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis, as of such dates and for such periods, in conformity with GAAP, subject to normal year-end audit adjustments and the absence of footnotes; provided that delivery within the time frame specified above of copies of Borrower's Quarterly Report on Form 10-Q filed with the SEC shall satisfy the requirements of this paragraph (b) of this Section 5.01;

                  (c) concurrently with any delivery of financial statements under clauses (a) or (b) above of this Section 5.01, a certificate of a Financial Officer of the Borrower (i) certifying as to whether the Financial Officer is aware of a Default that has occurred and is continuing and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) demonstrating, in reasonable detail, compliance with the financial ratios or requirements set forth in Sections 6.01(k), 6.02(i), 6.03(c), 6.04(l), 6.10(a), 6.10(b) and, if
          applicable, Section 6.06(e) and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

                  (d) concurrently with any delivery of financial statements under clause (a) of this Section 5.01, a certificate substantially in the form attached as Exhibit G of the accounting firm that reported on such financial statements (provided that such certificate may be limited to the extent required by accounting rules or guidelines);

                  (e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission, or distributed by the Borrower to its shareholders generally provided that such financial statements and reports to shareholders shall be deemed delivered on the second business day following the day on which they are filed with the SEC unless actually delivered on an earlier date, as the case may be;

                  (f) as soon as practicable and in any event no later than 30 days prior to the beginning of each fiscal year for the Borrower, a consolidated financial forecast for such fiscal year and the next three succeeding fiscal years, including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of the Borrower and its Subsidiaries for each such fiscal year, together with an explanation of the principal assumptions on which such forecasts are based;

                  (g) promptly after Moody's or S&P shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change;

                  (h) promptly after any material amendment of, material waiver to or material withdrawal from the managed care agreement described in clause (n) of Article VII, written notice of such amendment, waiver or withdrawal; and

                  (i) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

                  SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

                  (a) any Financial Officer's becoming aware of any Default that has occurred, unless the Borrower has previously provided such notification;

                  (b) any Financial Officer's becoming aware of the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof and that such action, suit or proceeding, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

                  (c) any Financial Officer's becoming aware of the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred and are then outstanding, would reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $5,000,000 (five million dollars) and

                  (d) any Financial Officer's becoming aware of any other development that the Financial Officer is aware results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Financial Officer or other Executive Officer setting forth a description of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

                  SECTION 5.03. Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business (including agreements with Merck, including those to be entered into in connection with the IPO described in the IPO Prospectus) except for failures to do so which would, individually or collectively, not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any transaction permitted under Section 6.03.

                  SECTION 5.04. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, before the same shall become delinquent or in default, that, if not paid, would, individually or collectively, reasonably be expected to result in a Material Adverse Effect, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) the Borrower or such Subsidiary has set aside on its books reserves with respect thereto to the extent required under GAAP.

                  SECTION 5.05. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, keep and maintain all property material to the conduct of their businesses in good working order and condition, ordinary wear and tear excepted, except for failures that would not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain, with financially sound and reputable insurance companies, directly, or through Merck, on the Borrower's own behalf and on behalf of its Subsidiaries, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

                  SECTION 5.06. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to (a) keep proper books of record and account in conformity with GAAP; and (b) permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice and without causing material disruption, and at the expense of the Administrative Agent or such Lender, as applicable, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested (subject to confidentiality obligations of the Borrower or its Subsidiaries).

                  SECTION 5.07. Compliance with Laws and Agreements. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws (including ERISA and Environmental Law), rules, regulations and orders of any Governmental Authority applicable to it or its property (including agreements to be entered into in connection with the IPO as described in the IPO Prospectus), except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

                  SECTION 5.08. Use of Proceeds. The proceeds of the Loans shall be only used for the Borrower's general corporate and working capital purposes. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. Letters of Credit will be issued only to support the Borrower's general corporate and working capital purposes.

                  SECTION 5.09. Other Agreements. So long as any of the Loans are outstanding, the Borrower shall not amend or terminate the Assignment and Assumption, dated as of June __, 2002, between the Borrower and PAID Prescriptions, L.L.C.

                                  ARTICLE VI
                   NEGATIVE COVENANTS AND FINANCIAL COVENANTS

                  Until the Lenders' Total Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:

                  SECTION 6.01. Indebtedness. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

                  (a) the Indebtedness created hereunder and under the Five Year Facility;

                  (b) the Indebtedness under the notes to be issued pursuant to the Notes Offering or, if applicable, the Indebtedness under the Bridge Facility;

                  (c) Indebtedness existing on the date hereof and set forth in
          Schedule 6.01, together with any existing Guarantees of any such Indebtedness;

                  (d) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary;

                  (e) Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary;

                  (f) Indebtedness of the Borrower or any Subsidiary as an account party in respect of trade letters of credit;

                  (g) Indebtedness to the extent the net cash proceeds of which are utilized to permanently prepay Loans in accordance with Section
          2.08 or Term Loans or Revolving Loans (each as defined in the Five Year Facility) outstanding under the Five Year Facility;

                  (h) Indebtedness which may be deemed to exist pursuant to any surety, indemnity, appeal, performance and other obligations of like nature and guarantees thereof, in each case securing obligations not constituting Indebtedness for borrowed money;

                  (i) Indebtedness that may exist in respect of deposits or payments made by customers or clients;

                  (j) one or more Accounts Receivable Financing Programs, provided that (i) the size of such Accounts Receivable Financing Programs shall not, in the aggregate, exceed $500,000,000 (five hundred million dollars) (regardless of the amount of accounts receivable securitized or collateralized thereunder) [and (ii)(A) the aggregate face amount of accounts receivable of the Borrower and its Subsidiaries held at any time by a trust, partnership, corporation or other entity to which such accounts receivable have been transferred pursuant to Accounts Receivable Financing Programs, plus (without duplication) (B) the amount of Indebtedness outstanding at such time pursuant to Accounts Receivable Financing Programs under which the Borrower or any of its Subsidiaries incurs Indebtedness secured by their accounts receivable does not exceed [50% (fifty percent)] of the aggregate face amount of all accounts receivable of the Borrower and its Subsidiaries at such time];

                  (k) Indebtedness of the Borrower or any Subsidiary not otherwise permitted by paragraphs (a) through (j) of this Section
          6.01 in an aggregate principal amount not exceeding 10% (ten percent) of Consolidated Net Tangible Assets, as defined in Section 6.10;

                  (l) extensions, renewals or refinancings of Indebtedness under paragraphs (a) through (i) of this Section 6.01 so long as (1) such Indebtedness ("Refinancing Indebtedness") is in an aggregate principal amount not greater than the aggregate principal amount of, and unpaid interest on, the Indebtedness being extended, renewed or refinanced plus the amount of any premiums required to be paid thereon and fees and expenses associated therewith, (2) such Refinancing Indebtedness has a later or equal final maturity and a longer or equal weighted average life than the Indebtedness being extended, renewed or refinanced, and (3) the interest rate applicable to such Refinancing Indebtedness shall be at a rate no higher than the rate applicable to the Indebtedness that is the subject of the extension, renewal or refinancing; and

                  (m) all premiums (if any), interest (including post-petition interest), fee, expenses, indemnities, charges and additional or contingent interest on obligations described in paragraphs (a) through (l) of this Section 6.01.

                  SECTION 6.02. Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

                  (a) Permitted Encumbrances;

                  (b) Liens in favor of the Borrower with respect to any of its Subsidiaries and Liens that may be deemed to exist under this Agreement, the Five Year Facility, the Bridge Facility and the notes to be issued pursuant to the Notes Offering;

                  (c) any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02 and additions thereto (but not beyond the scope of the original Lien) and proceeds and replacements thereof; provided that such Liens shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

                  (d) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary and additions thereto (but not beyond the scope of the original Lien) and proceeds and replacements thereof; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary , as the case may be and (ii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

                  (e) Liens on fixed or capital assets or assets of a Subsidiary acquired, constructed, refurbished or improved by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness not prohibited by Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 120 days after such acquisition or the completion of such construction, refurbishment or improvement, (iii) the Indebtedness secured thereby does not exceed 100% (one hundred percent) of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary (other than proceeds and replacements thereof and additions thereto (but not beyond the scope of the original Lien));

                  (f) Liens solely on any deposits, advances, contractual payments, including implementation allowances, or escrows made or paid by the Borrower or any of its Subsidiaries to or with customers or clients in the ordinary course of business;

                  (g) Liens arising from sales or securitizations of accounts receivables;

                  (h) deposits securing liabilities to insurance carriers under insurance or self-insurance arrangements and regulatory restrictions imposed on insurance Subsidiaries; and

                  (i) Liens of the Borrower or any Subsidiary not otherwise permitted by paragraphs (a) through (h) of this Section 6.02 in an aggregate amount not exceeding 10% (ten percent) of Consolidated Net Tangible Assets (including assets held "off-balance sheet" that are subject to Liens restricted under this Section), as defined in
          Section 6.10.

                  SECTION 6.03. Fundamental Changes. The Borrower will not, nor will it permit any of its Subsidiaries to, consummate any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

                  (a) any Subsidiary may be merged with or into the Borrower or another wholly-owned Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to the Borrower or another wholly-owned Subsidiary; provided, in the case of any merger with the Borrower, the Borrower will be the continuing or surviving Person;

                  (b) sales, leases, subleases or securitizations of accounts receivables or other dispositions of assets that do not constitute Asset Sales;

                  (c) (x) Asset Sales required by any Governmental Authority,
          (y) Asset Sales (excluding any sale of accounts receivable), the net-after-tax proceeds of which, together, (valued at the principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) when aggregated with the proceeds of all other Asset Sales made within the same fiscal year, are less than $100,000,000 (one hundred million dollars) or (z) sales of accounts receivable that constitute an Asset Sale which, when aggregated with all other sales of accounts receivables that constitute Asset Sales made during the term of this Agreement, are less than $400,000,000 (four hundred million dollars); provided (1) in the case of an Asset Sale not required by any Governmental Authority, the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of the Borrower (or similar governing body)), (2) in the case of an Asset Sale not required by any Governmental Authority, no less than 80% (eighty percent) thereof shall be paid in cash, and (3) the after-tax net cash proceeds received from Asset Sales (including sales of accounts receivables) shall be applied as, and, if and to the extent, required by Section 2.08(b);

                  (d) disposals of obsolete, worn out or surplus property, payments under Indebtedness permitted by Section 6.01 and any Restricted Payment permitted by Section 6.06; and

                  (e) any Investment or acquisition permitted by Section 6.04 and any Indebtedness permitted by Section 6.01.

                  SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other similar interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (each an "Investment"), except:

                 (a) Permitted Investments;

                 (b) Investments by the Borrower or any of its Subsidiaries that exist on the date hereof;

                 (c) Investments by the Borrower to or in any Subsidiary and by any Subsidiary to or in the Borrower or any other wholly-owned Subsidiary;

                 (d) Guarantees constituting Indebtedness permitted by Section 6.01;

                 (e) Investments in the capital stock or other ownership interests of any wholly-owned Subsidiary newly organized after the date hereof;

                 (f) any Investment acquired by any of Borrower or any of its Subsidiaries (A) in exchange for any other Investment permitted under this Section 6.04 or accounts receivable held by Borrower or any of its Subsidiaries in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment permitted under this Section 6.04 or accounts receivable,
         (B) as a result of a foreclosure by Borrower or any of its Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default or (C) in connection with the acquisition of an Acquired Business of an Investment of such Acquired Business which existed prior to the date of such acquisition;

                 (g) any Investment that may be deemed to exist with respect to any Swap Agreement permitted by Section 6.05;

                 (h) any acquisition, construction or lease of fixed or capital assets, plants, facilities or equipment (including renewals, substitutions, additions, refurbishments, replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP, and included in property, plant or equipment reflected on a consolidated balance sheet of the Borrower and its Subsidiaries;

                 (i) acquisitions or Investments in exchange for Equity Interests of the Borrower;

                 (j) loans, deposits or advances to or with customers and clients, including extensions of trade credit by, receivables payable to, and pre-payments of, the Borrower or any of its Subsidiaries, in the ordinary course of business;

                 (k) Investments to fund deferred compensation plans and other post-employment benefit plans in the ordinary course of business; and

                 (l) Investments and other acquisitions for cash not otherwise permitted under paragraphs (a) through (k) of this Section 6.04 or under Section 6.03: (1) in an aggregate amount not exceeding $250,000,000 (two hundred fifty million dollars) in any fiscal year and
         (2) to the extent such Investments or acquisitions made pursuant to clause (1) would exceed $100,000,000 (one hundred million) in any fiscal year, the Borrower's ratio of Consolidated Total Debt to Consolidated EBITDA would be at or less than 2.25 immediately after giving effect to such Investments or acquisitions, on a pro forma basis. For the avoidance of doubt, nothing contained in this paragraph
         (l) of this Section 6.04 shall be interpreted as modifying or superceding any financial requirement otherwise specified in Section 6.10.

                 SECTION 6.05. Swap Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Borrower or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

                 SECTION 6.06. Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (c) the Borrower may declare and pay the Merck Dividend , (d) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries, and (e) the Borrower may declare and pay cash dividends with respect to its Equity Interest if, at the time such dividend is declared, the aggregate principal amount of the cash dividends does not exceed more than 25% (twenty-five percent) of Consolidated Net Income (as defined in Section 6.10) after June 30, 2005 (or earlier if the Borrower has a rating of at least "BBB-" and "Baa3" from S&P and Moody's, respectively).

                 SECTION 6.07. Transactions with Affiliates. (a) The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (i) on terms and conditions not in the aggregate less favorable to the Borrower or such Subsidiary than could be obtained on an arm's-length basis if the Affiliate were an unrelated third party
(ii) pursuant to agreements with Merck and its Subsidiaries entered into in connection with or prior to the IPO (as described in the IPO Prospectus unless such agreement would not be material to the Borrower and its Subsidiaries, taken as a whole, as of the date of the IPO Prospectus), (iii) transactions between or among the Borrower and its Subsidiaries and among Subsidiaries of the Borrower and (iv) any Restricted Payment permitted by Section 6.06.

                 (b) The foregoing paragraph (a) of this Section 6.07 shall not prohibit, to the extent otherwise permitted under this Agreement, (i) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and other benefit plans, (ii) loans or advances to employees of the Borrower or any Subsidiary permitted by Section 6.04, (iii) the payment of fees and indemnities to directors, officers and employees of the Borrower and the Subsidiaries in the ordinary course of business, and (iv) any agreements with employees and directors entered into by the Borrower or any of its Subsidiaries in the ordinary course of business.

                 SECTION 6.08. Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that
(i) the foregoing shall not apply to restrictions and conditions imposed by law, by this Agreement, the Five Year Facility, the Bridge Facility and the terms of the notes to be issued in the Notes Offering or any Refinancing Indebtedness with respect thereto, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.08 (but shall apply to any extension or renewal of, or any amendment or modification materially expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale or disposition of any assets or Subsidiary provided such sale or disposition is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to any Lien permitted by this Agreement if the restrictions or conditions do not apply to any property or assets other than the property or asset subject to such Lien, (v) clause (a) of the foregoing shall not apply to customary provisions in leases (including prohibitions contained therein on a Lien on the lease or the property subject to the lease) and other contracts (including restrictions on assignment) and
(vi) the foregoing shall not apply to regulatory restrictions and conditions imposed on insurance Subsidiaries of the Borrower.

                 SECTION 6.09. Amendments to or Prepayments or Redemptions of Indebtedness. The Borrower will not, nor will it permit any of its Subsidiaries to, amend or otherwise change the terms of the Subordinated Indebtedness, if any, or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on such Subordinated Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions of such Subordinated Indebtedness (or of any guaranty thereof), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Subordinated Indebtedness (or a trustee or other representative on their behalf) which would be adverse to any Lender.

                 SECTION 6.10. Financial Covenants. (a) Leverage Covenant. The Borrower will not, and will not permit any of its Subsidiaries to, permit the ratio of Consolidated Total Debt to Consolidated EBITDA at any time to be greater than 2.5.

                 (b) Fixed Charge Coverage Covenant. The Borrower will not permit the ratio of (1) Consolidated EBITDA minus Consolidated Capital Expenditures to (2) Consolidated Fixed

Charges at any time during any test period set forth below to be less than the ratio set forth opposite such test period below:

============================= ===============================
         Test Period            Fixed Charge Coverage Ratio
----------------------------- -------------------------------
            2002                           1.50
----------------------------- -------------------------------
            2003                           1.50
----------------------------- -------------------------------
            2004                           1.50
----------------------------- -------------------------------
            2005                           1.75
----------------------------- -------------------------------
            2006                           1.75
----------------------------- -------------------------------
            2007                           1.75
============================= ===============================

                 (c) Definitions. For purposes of this Section 6.10, the following definitions shall apply:

                 (i) "Consolidated Capital Expenditures" means, for any period, the aggregate of all expenditures by the Borrower and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) capitalized in conformity with GAAP on the consolidated balance sheet of the Borrower and its Subsidiaries.

                 (ii) "Consolidated Current Liabilities" means, at the date of determination, the aggregate amount of the liabilities classified as current liabilities in conformity with GAAP as reflected on the consolidated balance sheet of the Borrower and its Subsidiaries as of such date, excluding the current portion of long-term indebtedness and notes payable reflected on such balance sheet.

                 (iii) "Consolidated EBITDA" means, for any period, Consolidated Net Income for such period plus (A) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (1) the aggregate amount of Consolidated Interest Expense for such period, (2) the aggregate amount of consolidated income tax expense for such period, (3) all amounts attributable to depreciation and amortization for such period and (4) any extraordinary or non-recurring non-cash charges for such period (provided, however, that cash expenditures in respect of charges added back pursuant to this clause (4) shall be deducted in determining Consolidated EBITDA for the period during which such expenditures are made) and minus (B) any extraordinary or non-recurring non-cash gains for such period.

                 (iv) "Consolidated Fixed Charges" means, for any period, the sum of, without duplication, (A) Consolidated Interest Expense for such period and (B) the scheduled principal amortization payments made on all Indebtedness (excluding payments pursuant to a revolving credit facility or of the occurrence of the scheduled termination date thereunder) by the Borrower and its Subsidiaries during such period.

                 (v) "Consolidated Interest Expense" means, for any period, the interest expense (including imputed interest expense in respect of capital lease obligations, but excluding premiums, transaction expenses, discounts and other amortized amounts), without deduction of interest income, reflected on the onsolidated statement of income of the Borrower and its Subsidiaries for such period in conformity with GAAP.

                 (vi) "Consolidated Net Income" means, for any period, the amount of net income reflected on the consolidated statement of income of the Borrower and its Subsidiaries for such period in conformity with GAAP.

                 (vii) "Consolidated Net Tangible Assets" means, as of the date of determination, the aggregate amount of all assets reflected on the consolidated balance sheet of the Borrower and its Subsidiaries as of such date in conformity with GAAP. less, to the extent reflected on such balance sheet: (A) Consolidated Current Liabilities; (B) intangibles; and (C) goodwill, including any amounts (however designated on the balance sheet) representing the cost of acquisitions of Subsidiaries in excess of underlying tangible assets.

                 (viii) "Consolidated Total Debt" means, as of the date of determination, the aggregate amount of indebtedness reflected on the consolidated balance sheet of the Borrower and its Subsidiaries as of such date in conformity with GAAP, plus, without duplication, "synthetic leases", letters of credit (to the extent drawn and not reimbursed) and the face amount of the accounts receivable outstanding under any Accounts Receivable Financing Programs unless amounts outstanding thereunder are reflected as indebtedness on the consolidated balance sheet of the Borrower and its Subsidiaries.

                 (d) In calculating the ratios set forth in Section 6.10(a) and
(b), pro forma effect shall be given to any acquisitions or dispositions that occur during the applicable reference period, or thereafter and on or prior to the reporting date with respect thereto, as if they had occurred on the first day of the applicable reference period or as of the last day of the applicable quarter, as the case may be.

                                 ARTICLE VII
                              EVENTS OF DEFAULT

                 If any of the following events ("Events of Default") shall occur:

                 (a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

                 (b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause
         (a) of this Article) payable under this Agreement or any Transaction Documents, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

                 (c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect (except that, to the extent any such representation or warranty is qualified by materiality or Material Adverse Effect, such representation or warranty shall prove to have been incorrect in any respect) when made or deemed made;

                 (d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.03 (with respect to the Borrower's existence) or 5.06(b), 5.08 or in Article VI;

                 (e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, and such failure shall continue unremedied for a period of 10 days after the Borrower becomes aware of such failure;

                 (f) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b), (d) or (e) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

                 (g) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

                 (h) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity, other than at the election of the Borrower or any Subsidiary, or that, subject to any applicable grace period, enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

                 (i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Significant Subsidiary or the debts thereof, or a substantial part of the assets thereof, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or
         (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of the assets thereof, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

                 (j) the Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article VII, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

                 (k) the Borrower or any Significant Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

                 (l) one or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 (twenty-five million dollars) (except to the extent covered by insurance or other right of reimbursement or indemnification) shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed;

                 (m) an ERISA Event shall have occurred and shall be outstanding that, when taken together with all other ERISA Events that have occurred and are then outstanding, would reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding (i) $25,000,000 (twenty-five million dollars), individually or in the aggregate;

                 (n) any of the following shall occur:

                   (i) the managed care agreement between Merck and the Borrower does not remain in full force and effect;

                   (ii) the Borrower shall have breached, on one or more occasions, its obligations under such managed care agreement;

                   (iii) such managed care agreement shall be amended; or

                   (iv) Merck exercises its privilege to withdraw its products from the terms of such managed care agreement;

         and any such failure to remain in full force and effect, breach, amendment or withdrawal would, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect; provided, however, that, under this Agreement, in determining whether or not a Material Adverse Effect would be reasonably expected to result from such termination, breach, amendment or withdrawal consideration shall be given by the parties to any attempt to mitigate the effects of such termination, breach, amendment or withdrawal; or

                 (o) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (i) or (j) of this Article VII), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Lenders' Total Commitments, and thereupon such Total Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (i) or (j) of this Article VII, the Lenders' Total Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

                                 ARTICLE VIII
                           THE ADMINISTRATIVE AGENT

                 Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

                 The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

                 The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or wilful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in
Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

                 The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

                 The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

                 Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor, subject to the approval of the Borrower not to be unreasonably withheld, provided that such consent shall not be required if the Borrower is then in Default. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, subject to the approval of the Borrower not to be unreasonably withheld so long as the Borrower is not then in Default, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent's resignation hereunder, the provisions of this Article and
Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

                 Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the

Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

                                 ARTICLE IX
                                MISCELLANEOUS

                 SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

                 (i) if to the Borrower, to it at 100 Parsons Pond Drive, Franklin Lakes, New Jersey 07417, Attention of Chief Financial Officer (Telecopy No. (201) 269-2874);

                 (ii) if to the Administrative Agent, to JPMorgan Chase Bank, Loan and Agency Services Group, One Chase Manhattan Plaza, 8th Floor, New York, New York 10081, Attention of Anne Bowles (Telecopy No. (212) 552-7500), with a copy to JPMorgan Chase Bank, 270 Park Avenue, New York 10017, Attention of Dawn Lee Lum (Telecopy No. (212) 270-3279); and

                 (iii) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

                 (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications, and not by telecopy, pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications, and not by telecopy, pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

                 (c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

                 SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

                 (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Revolving Credit Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the Maturity Date or the scheduled date of payment of any interest on any Loan, or any fees or any other amounts payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Revolving Credit Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.14(b) or
(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender affected thereby, or (v) change any of the provisions of this Section or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent; provided, further, that the Administrative Agent and the Borrower may, with the consent of the other, amend, modify or supplement this Agreement to to cure any ambiguity, typographical error, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender.

                 SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Joint Lead Arrangers and each Related Party of any of the foregoing Persons, including the reasonable fees, charges and disbursements of counsel, expenses incurred in connection with due diligence and travel, courier, reproduction, printing and delivery expenses) of the Joint Lead Arrangers in connection with the arrangement and syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of this Agreement or any amendments, waivers, modifications, waivers or extensions (including amendments, waivers, modifications or extensions proposed by the Borrower) of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), provided that the Borrower shall not be required to pay any fees and expenses incurred by the Administrative Agent, the Joint Lead Arrangers, any Lender or any other Related Parties incurred in connection with an assignment or participation of any rights or obligations of a Lender hereunder unless initiated by the Borrower under Section 2.16(b) other than as a result of a default by the Lender; and
(ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Joint Lead Arrangers, including the fees, charges and disbursements of any counsel (including the reasonable allocated cost of in-house counsel) for the Administrative Agent, any Lender or the Joint Lead Arrangers, in connection with the enforcement of its rights under this Agreement or the Transaction Documents, including its rights under this Section or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred in connection with any workout proceedings, enforcement costs and documentary taxes or negotiations in respect of such Loans.

                 (b) The Borrower shall indemnify the Administrative Agent, each Lender and the Joint Lead Arrangers, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all reasonable out-of pocket costs, losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with any actual or threatened third-party claim, litigation, investigation or proceeding (a "Third-Party Claim"), whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, relating to
(i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom or (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries; provided that the foregoing indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, willful misconduct or bad faith of such Indemnitee. Upon receipt of notice of any Third-Party Claim, the Indemnitee shall promptly notify the Borrower thereof. The Borrower, in its sole discretion, upon written notice of the Indemnitee(s), may elect to defend (or may at any time assume the defense of) and may, with the consent of the Indemnitee(s) (such consent not to be unreasonably withheld), settle or compromise any such Third-Party Claim, using counsel appointed by Borrower, which counsel shall be reasonably satisfactory to the Indemnitee if such settlement or compromise would result in the full release of Indemnitee from any liability arising thereof, or with the consent of the Indemnitee (not to be unreasonably withheld). No Indemnitee may compromise or settle or consent to the entry of judgment or determination of liability with respect to a Third-Party Claim for which it is seeking indemnification hereof, without the consent of Borrower.

                 (c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative
Agent such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

                 (d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

                 (e) All amounts due under this Section shall be payable promptly after written demand therefor.

                 SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that
(i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any such attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

               (b) (i) Subject to the conditions set forth in paragraph
(b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Total Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

                       (A) the Borrower, provided that no consent of the Borrower shall be required (1) for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below), (2) if an Event of Default under clause (a), (b), (i) or (j) of Article VII has occurred and is continuing, any other assignee or (3) if a breach of
         Section 6.10(a) or 6.10(b) has occurred and is continuing; and

                       (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required (1) for an assignment to an assignee that is a Lender, an Affiliate of a Lender or a Federal Reserve Bank, immediately prior to giving effect to such assignment,
         (2) if an Event of Default under clause (i) or (j) of Article VII has occurred and is continuing, any other assignee or (3) if a breach of
         Section 6.10(a) or (b) has occurred and is continuing.

                 (ii) Assignments shall be subject to the following additional conditions:

                       (A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender's Total Commitment, the amount of the Total Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (five million dollars) unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default under clause (a), (b), (i) or (j) of Article VII has occurred and is continuing;

                       (B) each partial assignment shall be made as an assignment of a proportionate part of all an assigning Lender's rights and obligations under this Agreement;

                       (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

                       (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

                       (E) in the case of an assignment to a CLO (as defined below), the assigning Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement, provided that the Assignment and Assumption between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such CLO.

                 For the purposes of this Section 9.04(b), the terms "Approved Fund" and "CLO" have the following meanings:

                 "Approved Fund" means (a) a CLO and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

                 "CLO" means any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender.

                 (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 9.04, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.11, 2.12, 2.13 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section
         9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 9.04.

                 (iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

                 (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b)(ii)(C) of this Section 9.04 and any written consent to such assignment required by paragraph (b)(i) of this
         Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

                 (c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Total Commitment and the Loans owing to it); provided that (A) such Lender's obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations arising from such participations so sold by such Lender and
(C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section 9.04, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.15(c) as though it were a Lender.

                 (ii) A Participant shall not be entitled to receive any greater payment under Section 2.12, 2.13 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of
Section 2.14 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.14(e) as though it were a Lender.

                 (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

                 SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12, 2.13, 2.14 and 9.03 and
Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

                 SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

                 SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

                 SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this
Section 9.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

                 SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

                 (b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

                 (c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                 (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

                 SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

                 SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

                 SECTION 9.12. Confidentiality. (a) Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement,
(e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.12 or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower or any of its Affiliates. For the purposes of this paragraph, "Information" means all information received from the Borrower or any of its Affiliates relating to the Borrower or its business in connection with the facilities for the Loans in connection with the performance by the Administrative Agent and the Lenders, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Affiliates; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this paragraph shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding the foregoing, nothing in this paragraph shall be deemed to (1) restrict or affect the rights or ability of the Administrative Agent or the Lenders to comply with all applicable disclosure laws, regulations and principles in connection with the IPO, the Notes Offering or related transactions, (2) restrict the ability of the Administrative Agent or the Lenders to share information with underwriters participating in the IPO, the Notes Offering or related transactions, (3) prevent the Administrative Agent or the Lenders from retaining documents or other information in connection with due diligence, including any documents or other information disclosed to the Administrative Agent or the Lenders in connection with the transactions contemplated hereby, (4) restrict or affect the rights or ability of the Administrative Agent or the Lenders to use any such documents or other information in investigating or defending itself against allegations or claims made or threatened by purchasers, regulatory authorities or others in connection with the IPO, the Notes Offering or related transactions, or (5) prevent the Administrative Agent or the Lenders from disclosing any confidential information required to be disclosed by an applicable statute, rule, regulation or other legal requirement in connection with or arising out of the IPO, the Notes Offering or related transactions.

                 (b) Notwithstanding the provisions of Section 9.12(a), the letter of confidentiality, dated the date hereof, between Goldman Sachs Credit Partners L.P. and the Borrower, Goldman Sachs Credit Partners L.P. shall be bound by the limitation on use and disclosure obligations contained therein in lieu of the provisions of Section 9.12(a).

                 SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                            MEDCO HEALTH SOLUTIONS, INC.

                            By _________________________
                              Name:
                              Title:

                            JPMORGAN CHASE BANK, individually and as Administrative Agent

                            By _________________________
                              Name:
                              Title:

                            [OTHER BANKS]

                            By _________________________
                              Name:
                              Title: